CERTIFICATE OF AMENDMENT TO
                              CERTIFICATE OF TRUST

                                       OF

                            BRANDES INVESTMENT TRUST



Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.      Name of Statutory Trust: Brandes Investment Trust (the "Trust").

2. The Certificate of Amendment to the Certificate of Trust is hereby amended to add Article Sixth as follows:

        "SIXTH: The Trust may establish one or more series of beneficial interests in the Trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of any other series or against the assets of the trust generally."

3.      This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the day of September, 2005.



                                            By:    /s/ Debra McGinty-Poteet
                                                   -----------------------------
                                                   Debra McGinty-Poteet, Trustee